Exhibit 99.1

Media Relations Contact:
Brian Ziel (408.658.1540)
brian.ziel@seagate.com

JAY L. GELDMACHER, WILLIAM T. COLEMAN III AND SEH-WOONG JEONG
NAMED TO SEAGATE TECHNOLOGY BOARD OF DIRECTORS

CUPERTINO, CA — April 26, 2012 — Seagate Technology plc (NASDAQ: STX) today announced it has named Jay Geldmacher, an executive vice president of Emerson Electric Company and president of Emerson Network Power’s Embedded Computing & Power Group, William Coleman, founder of BEA Systems and Cassatt Corporation, and Dr. Seh-Woong Jeong, Executive Vice President of the Sales and Marketing team for the Systems LSI Division of Samsung Electronics Co., to its Board of Directors.  Mr. Geldmacher will also serve on the Compensation Committee and Mr. Coleman will serve on the Audit Committee.

Since 1996, Mr. Geldmacher has held executive leadership positions at Emerson Electric, and previously, he served in various management capacities of Knowles Electronics. He currently serves as a director and audit committee member of Owens-Illinois and serves on the board of the University of Arizona Business School.  Mr. Geldmacher holds a bachelor of science degree from the University of Arizona and an Executive M.B.A. from the University of Chicago.

Mr. Coleman has been a partner with Alsop Louie Partners since June 2010. Before founding BEA Systems and Cassatt Corporation, he held various executive management positions at Sun Microsystems.  Mr. Coleman currently sits on the board of directors of iControl, Framehawk and Resilient Network Systems.  He holds a bachelor’s degree in computer science from the U.S. Air Force Academy and a master’s degree in computer science and computer engineering from Stanford University.

Dr. Jeong has held the position of Executive Vice President of the Sales and Marketing team at the Systems LSI Division of Samsung since 2011.  From 1993 to 2010, he held various positions at Samsung designing digital signal processors cores, microcontroller cores, and mobile application processors.  Dr. Jeong holds a bachelor of science degree in electronics engineering from Seoul National University, a master of science degree in electrical engineering from the Korea Advanced Institute of Science and Technology and a Ph.D. degree in electrical and computer engineering from the University of Colorado.

The Board also determined that Frank J. Biondi, Jr., currently the chair of the Audit Committee, will step down from the Audit Committee, but will serve as the new chair of the Finance Committee, and the Board has further appointed Kristen M. Onken to serve as the new chair of the Audit Committee.

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